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Commission File No. 000-50838

[The following is a transcript of the “question and answer” portion of a conference call held by NetLogic Microsystems, Inc. with investors and industry analysis on July 29, 2009 to discuss its financial results for the quarter ended June 30, 2009, which included questions concerning NetLogic’s proposed acquisition of RMI Corporation. The transcript first became available on July 30, 2009.]

CORPORATE PARTICIPANTS

Leslie Green

NetLogic Microsystems, Inc.—Green Communications Consulting; IR

Mike Tate

NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

Ron Jankov

NetLogic Microsystems, Inc.—President, CEO

CONFERENCE CALL PARTICIPANTS

Adam Benjamin

Jefferies & Co.—Analyst

Ruben Roy

Pacific Crest Securities—Analyst

Nicholas Aberle

Caris & Company—Analyst

Sandy Harrison

Signal Hill—Analyst

Allan Mishan

Brigantine Advisors—Analyst

Matt Robinson

Wedbush Morgan Securities Inc.—Analyst

Kevin Cassidy

Thomas Weisel Partners—Analyst

Sukhi Nagesh

Deutsche Bank—Analyst

Dan Morris

Oppenheimer & Company—Analyst

Gary Mobley

Noble Financial Group—Analyst

Arnab Chanda

Roth Capital Partners—Analyst

David Wu

Global Crown—Analyst

Gus Richard

Piper Jaffray—Analyst

Alex Gauna

JMP Securities—Analyst

Cody Acree

Stifel Nicolaus—Analyst

PRESENTATION

[Prepared remarks omitted.]

QUESTION AND ANSWER

Operator

(Operator Instructions). Your first question comes from the line of Adam Benjamin with Jefferies & Co. Please proceed.

Adam Benjamin—Jefferies & Co.—Analyst

Hey, guys, was just curious, your RMI guidance as well as IDT I know includes some discount to the sell through of the inventory , but I just want to be clear Mike as you look at that $6.8 million, that’s really just one month. So how should I be thinking about that on a full quarter

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

Sure, RMI concluded Q1 with $17.1 million in revenues. And they have a pretty reasonable growth profile going through the year, and so our guidance for September reflects one month of a quarter at that run rate, with a slight reduction for the amount that they sell through distribution. They run generally about 50% of their revenues through distribution in a given quarter. So hopefully, that gives you enough color on that.

Adam Benjamin—Jefferies & Co.—Analyst

Yes. Just trying to get a better sense of what it looked like on a full quarter basis, because it seemed a little bit higher. But obviously the business is doing better than the first half. That’s fine. Then in gross margin, I wonder if you could just break out the pieces — and the puts and takes on the 66. You did higher in the quarter. You’ve been tracking a little bit better. Can you kind of break out the core business? The IDT contribution and the RMI and how you get there, and then talk a little bit about the 40-nanometer, and how that could play into maybe more so next year.

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

Okay, so for Q2 we did 66.7 which is a little higher than our guidance of 66. So we are entering Q3 with good, positive margin momentum. And this is being driven largely by increased shipments into the carrier space, 3G and wireline, telco really uses our most valuable products, so that is a good margin trend for NetLogic and that to continue into the second half . As you look into Q3 specifically, the IDT business is a lower margin profile than NetLogic, partly because it’s a more enterprise focused. But we look at the IDT products, and kind of similar to what we experienced with Cyprus. We see a lot of opportunities for cost reductions, and we are already aggressively attacking those.

So we are hopeful of seeing margin improvement as the new owners of that business line. The RMI business on a pro forma basis is running about 64% right now. So it’s not far off from our business. And just given the continued growth of the XLR and XLS product lines, we see — coupled with our manufacturing flow opportunities for margin improvements there as

Adam Benjamin—Jefferies & Co.—Analyst

Great. And then just one last question on the customer side. Talk a little bit about any specific customers that have kind of come in sooner than you think in terms of their ramp, or also that are pushing out in terms of not only for this year but into next year. Thanks.

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

Well, I think what we’re pleased with is the very steady and continued ramp of 3G, 4G wireless in particular. It seems like that market is so hot that our customers are bringing those boxes to market on time, and their ramping maybe if anything at least as good as we’re expecting. And it’s a very profitable segment, and that applies to pretty much all of our products, knowledge based processors are used there. We’re getting design wins for NETL7 there. We have 10 gig PHY design there. And RMI has lots of designs there as well. So I think the continued we’ll call it rapid execution and growth of that market is — I’ll call it better than expected.

Adam Benjamin—Jefferies & Co.—Analyst

Got you. That’s all I have, guys. Thanks.

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

Thank you.

Operator

Your next question comes from the line of Ruben Roy with Pacific Crest Securities. Go ahead, please.

Ruben Roy—Pacific Crest Securities—Analyst

Thanks. Mike, can you just talk a little bit — I think you mentioned something about linearity in the quarter, and I think I missed it. But just in terms of how the order patterns went through the quarter. Did they get better towards the end of the quarter, and how they’re shaping up thus far as we look at the September quarter?

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

Sure. We continue to try to run a front-end loaded quarter for shipments. So our business model is to try and achieve 50% of the revenue in the first month, and we’ve been hitting or exceeding that so far this year. And that looks to continue in Q3. Ordering pattern though, that’s generally a little bit more linear. I’d say as the business is growing, the bookings have been picking up as well. So we have been seeing positive trends in our bookings rates.

Ruben Roy—Pacific Crest Securities—Analyst

And then Ron, on the 4G side, you talked a little bit about the content differential in a 4G box versus a 3G box. I think you gave an example of Cisco and 12 parts in that box. Can your just remind us of what that differential is versus the typical 3G box. Maybe detail and ASP, or number of parts.

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

Well, it’s both ASP and number of parts. The 4G network is much higher bandwidth as you know. and also it’s expected to have a lot higher video content. And maybe even equally important is also the internet access, and internet usage is expected to be done over 4G. And this is both for the phone, for the smart phones, as well as the dongles for the notebooks and being built into net books in the future. So there’s really a huge profile for 4G.

Another big thing about 4, in 3G we are mainly represented in the back hall, the aggregation points, the radio network controller aggregation points, as well as the edge routers and core routers that connect everything together. What’s different about 4G , is that the IP processing is so intense that we actually move out to the base station itself, for the first point of the contact for the smart phones. So that’s much higher volume. And really is a brand new market for us, starting with

Ruben Roy—Pacific Crest Securities—Analyst

Okay, and just the last for me, on the RMI, XLP is that on track to sample in Q4 of this year?

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

Well, I’d rather not comment on RMI’s specific details prior to the merger. The XLP design is going forward at an excellent pace. I think if anything, the merger has accelerated that development, rather than slowed it down. Other than that, I’d rather not.

Ruben Roy—Pacific Crest Securities—Analyst

Thanks, Ron.

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

One thing I can say is that the XLR which is the current eight core quad threaded device, so a 32 thread device, they did an announcement of upgrading the performance to 1.5 gigahertz. And that product is very early in the stage of deployment. And we’re seeing lots of new design wins, as well as ramp starting, particularly in the wireless infrastructure segment, but also in network security, and high end switches and routers. So we’re very early into the XLR deployment.

Operator

Your next question comes from the line of Nicholas Aberle with Caris & Company. Please proceed.

Nicholas Aberle—Caris & Company—Analyst

Thanks. So on Cisco you guys saw a nice uptick in the quarter, and you suggest that had Cisco would continue to grow for you in Q3. Should we think about that business growing in similar growth rates, or how should we be thinking about that?

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

I don’t want to predict specific growth rates for any specific customer, except that Cisco has the potential to do very well for us just given that the enterprise market has seemed to stabilize so run rate programs seem to have found firm footing. And we have a number of new designs that should be layering in over time to provide growth. Ron talked about on the call that we now have 36 designs, of which 31 are still pending to ship. We think we’re in great position for growth at Cisco.

Nicholas Aberle—Caris & Company—Analyst

Got you. So we should think of the run rate business actually being just kind of flattish sequentially, and then incremental growth coming from new program ramps, or is the run rate business actually going to maybe improve a little bit?

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

Just to be conservative, and after what the enterprise market has gone through, we’re happy with stable right now, and that’s way we’re modeling it. And then we think if it’s stable, we’re positioned to grow. If it does better, then we’ll do better.

Nicholas Aberle—Caris & Company—Analyst

It’s definitely encouraging given the seasonality associated with their business. You said five new design wins in the quarter at Cisco? Any granularity on what type of applications those are for?

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

Yes, it was quite broadly based. We had one — another one in mainstream switching. We keep picking them up in that area. We also had one in edge routing. I think there may have been a couple of them there. So I would have to check exactly where they were. It was pretty well spread out. There might be a couple of them in mainstream switching as well.

Nicholas Aberle—Caris & Company—Analyst

Got you. Any commentary around sustainability of the nice growth in China 3G, as we head into the back half?

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

Well , we’re moderating — we’re modeling Huawei relatively moderately right now. But just in the last several weeks, we’ve seen some bullish signals coming out of there, so Huawei might be a little bit better than we are expecting. The exciting thing for China for us in Q3 and Q4 is that ZTE, the second largest telco guy in China after Huawei is ramping for the first time. And also Ericsson which is the largest non-China suppliers into the 3G 4G network in China is ramping for us for the first time in Q3. We feel really good about China in the second

Nicholas Aberle—Caris & Company—Analyst

Perfect. On the gross margin, I definitely pleasantly surprised by the 66% guidance, given the mix gets a little bit worse. As we move into Q4 and IDTI and RMI come into full contribution, should we be tempering gross margin assumptions a little bit in Q4?

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

Yes, I believe the model that we have is still 65%. And I think we’ll be close to that right there. We’re still looking at ways to improve product costs on the IDT front to see if we can do better than that. It will be close to 65%.

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

Also we’ve been very encouraged by the trends that RMI has seen. XLR, which is their most profitable product similar to our high end knowledge based processors is the fastest ramping product for them. And it’s really quite early in its product ramp. So they have a favorable bias to their gross margin, even before the manufacturing efficiencies that we’ll bring to bear once the integration happens.

Nicholas Aberle—Caris & Company—Analyst

Got you. $55 million debt facility. I mean the plan to take care of that inclemently over the next couple quarters with cash flow, or are you guys just going to let it sit there for a while? What’s the plan for the debt?

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

We did a partial draw in July to fund the IDT acquisition. We think that facility and our strong cash flow from operations gives us adequate liquidity. There’s not that much needs for cash for our day-to-day operations. So we think we’re in a good position to be paying off the debt in pretty quick pace.

Nicholas Aberle—Caris & Company—Analyst

One last question on cash flow, $11 million and cash flow from ops in the quarter. That’s nice on a percentage of revenues basis. Is that a good proxy or is that just bumped up by something in the quarter?

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

No, its just — if you look at our non-GAAP net income, usually that’s a good proxy for our cash flow. We have been over achieving to that over the last couple quarters, just given the balance sheet is in good position as well. But as you try to model our cash flows, if you look at what we’re getting for a non-GAAP net income, that’s usually the best proxy.

Nicholas Aberle—Caris & Company—Analyst

Perfect. Good luck in Q3, guys.

Operator

Your next question comes from the line of Sandy Harrison with Signal Hill. Please proceed.

Sandy Harrison—Signal Hill—Analyst

Yes, thanks. So obviously, guys, a couple moving pieces here with partial quarters, and pieces of business just coming in and so forth. Mike, I guess when you talked guys about the RMI you put out a preliminary model I think it was around 250 in revs and a $1.60 fin EPS for 2010. Have you had any changes to that? Have you been able to dial in for that any further as you moved along? Or is that pretty much the direction you’re headed?

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

Yes, so when we announced the RMI acquisition we put out a number of $275 million and $1.60 in non-GAAP EPS. And we feel comfortable with that, and the more the year gets closer, the more comfortable we feel about it.

Sandy Harrison—Signal Hill—Analyst

When you look at you’ve got a couple of nice opportunities you talked about in your prepared remarks, a couple of new customers and Cisco coming back. If you were to kind of characterize maybe force rank some of your better growth opportunities in the second half of this year versus some of the broader growth opportunities in 2010, how would you look at those?

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

Yes, this is one of those nice times when it seems like every single segment of our business is growing in the second half. To rank order on them, again this is not real scientific, but just kind of from a feeling. I would — telco, both the 3G infrastructure, and its not just China, it’s happening in the US, and even Europe is starting to order equipment again. And then of course, IPTV which is continuing to add subscribers. I think the Telco guys have finally woken up that their old wireline business, the legacy wireline business is going to go away, and they better replace it with IPTV. And we see a strong investment there, and continued growing forecast from our customers. So that kind of combined would be number 1.

I think maybe number two is brand new customers. Ericsson and ZTE are huge customer potential for us, and it’s great to see our first production volumes out of them this quarter. And again, this is just the tip of the iceberg. They’re just getting started. And we should see strong growth steadily for the next two or three years, as we have 20 design wins with each, and a couple of them are getting started now and that will proliferate. And also, as they replace their legacy boxes with these new boxes, and more of more customers qualify these boxes, and, I’d say that is number two.

And maybe everything else — well, maybe number three I would say are the new products, NETL7 and NETLite. I talked about on the call, the big SMB design, that has the potential to be many — that’s SMB — so the units can be very high on that. And also with the very high end, the 20 and 100 gigabits solution so that’s exciting. It seems like suddenly, the customers are seeing an urgent need for securing the network, and also for managing the bandwidth and you need Layer 7 capability to do that. And of course, NETLite, after many years of design wins and hard work, it’s finally ramping, and it looks like it going to be ramping steadily for a couple of years. And beyond below that and everything else is okay. To be honest then, below that — I would say everything else is okay — it’s good. 10 GbE is good. Enterprise is good. The rest of our business is solid as well.

Sandy Harrison—Signal Hill—Analyst

All right. And last one for me would be a quick hit on the physical layer products. What’s the pricing environment looking like over there? And I think there was some inventory questions, and also sort of the technology transition to SFP plus, and how is that progressing? And as with the probably one of the lowest costs, it sounds like given your process node. How does that position you for changes in the competitive environment?

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

Well, I think the PHY market, particularly the high end of the PHY market is a little bit misunderstood. People assume that a customer can design in a company X’s 10 gig PHY on Monday, and design in company Y’s PHY on Wednesday. And it’s not like that at all. These are very, very difficult designs. The signal integrity designs on the PCBs, and over the connectors, etc is very, very difficult. These designs takes a typical 12 month kind of cycle similar to KBP. So these designs are very sticky, and technologically difficult again to work with. So they tend to be very, very sticky, and the pricing in this area, we see it attracts similarly to other products in that, you got to compete in the design win, but once you have it, it’s relatively stable there after. So I don’t see dramatic changes in that pricing in that environment for 10 GbE ethernet.

Clearly, 40-nanometer gives us a huge advantage. The fact that we can put four ports on a single die. We’re the only company that can do that. So packaging is a major issue with these products. Again these packages are very technologically advanced and expensive. So if you can use one package instead of two, it gives you right off the bat a huge cost advantage. Also, again, a single die is cheaper that be two die from testing logistics and every other standpoint. And, of course 40-nanometer technology gives us better performance profile and significantly lower power. So we feel it gives a significant competitive edge.

Sandy Harrison—Signal Hill—Analyst

That’s it for me. Thanks, guys.

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

Thanks.

Operator

Your next question comes from the line of Allan Mishan with Brigantine Advisors.

Allan Mishan—Brigantine Advisors—Analyst

Hey, guys. Thanks for taking my questions. What is the full run rate that IDT will see in Q3? And then same question for RMI, if it was fully consolidated and you were recognizing everything?

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

Well, we did file an 8-K with IDT’s financials earlier this month. And in that, their last full quarter was an $8 million quarter. So that gives you a sense of the run rate there. And then again for RMI, they did a $17.1 million in Q1, and they have a pretty healthy quarterly growth rate, given all the drivers for growth that they have. At that stage, I think that’s about all we can say.

Allan Mishan—Brigantine Advisors—Analyst

Okay. And then the IDT business, how does that split between Cisco and non-Cisco. And also how does it split between gen 3 and gen 2 and gen 4?

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

Generally, its going to be about 70% or so Cisco. But more growth coming from non-Cisco, just given the product ramps are there. And It’s a healthy mix of gen 2 at this stage.

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

One thing to add is that, I would say that over the last two years, IDT’s more successful product launches were in the non-Cisco area. It was an area that they had not given enough focus to, lets say five years ago. But when they saw how much we were growing there, they started to focus on it, and over the last couple of years, they’ve done pretty well there. So I would echo what Mike said that they are pretty early in the non-Cisco ramp, and that’s where the growth will be in the IDT business.

Allan Mishan—Brigantine Advisors—Analyst

Okay, so if I just looked at that $8 million that they did in that quarter, about 70% would be Cisco, and lets say more than half the business is gen 2? Are those both fair?

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

Yes.

Allan Mishan—Brigantine Advisors—Analyst

Okay. Perfect. How many IDT employees came to work for you?

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

Less than 10.

Allan Mishan—Brigantine Advisors—Analyst

Less than 10. Okay, great. And then NETLite has a pretty big Q1 if I remember. How did that do in Q2? Did it grow again or come off?

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

One of the major customer ramps with Huawei in Q1 took a little pause. It’s typical when these products launch, they kind of fill up the channel and take a break. So Q2 was a little flattish from that. But we do see it growing nicely in Q3 and Q4. And we’re tracked to hit a million per quarter in the back half of the year.

Allan Mishan—Brigantine Advisors—Analyst

Okay. Thanks very much.

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

Thanks.

Operator

Your next question comes from the line of Matt Robinson with Wedbush. Please proceed.

Matt Robinson—Wedbush Morgan Securities Inc.—Analyst

Hey, thanks for taking my question. With that OpEx commentary for the September quarter, how much of that should we associate with IDT, and incrementally might be cost reduction initiatives and the like.

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

Yes. The cost reductions for IDT are mostly going to be focused on product costs. We didn’t really take on too many heads with the IDT transaction, so incrementally not much in coming over to IDT. (Overlapping Speakers)

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

We are going to be building up some new test equipment and especially test equipment and to increase the yields and we will put that into OpEx.

Matt Robinson—Wedbush Morgan Securities Inc.—Analyst

And when you made some comments on the NLS 2008, is that product going to be a catalyst for Layer 4 through 7 network processors on the line cards?

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

Absolutely. This thing is a quantum leap in performance. It can truly do up to 100 gig wire speed, Layer 7 processing. It’s extremely unique. It’s a circuit based solution, which on an order of magnitude faster over the next closest thing. So it will enable essentially wire speed Layer 7 on data planes which has just not been possible until this chip.

Matt Robinson—Wedbush Morgan Securities Inc.—Analyst

So that will — and therefore you think pull the higher layer processors on to line cards, in addition to the lower layer processors that might already be there.

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

Absolutely. This reminds me of what happened in 2004 with Layer 4processing. When our initial quad pipeline KBPs made it possible to do 10 gig to 40 gig wire speed Layer 4, and lots and lots more equipment started doing Layer 4 at wire speed. This is the same thing that we are just getting started on in Layer 7.

Matt Robinson—Wedbush Morgan Securities Inc.—Analyst

Just for housekeeping, Mike, can you give me CapEx, and then NetLogic head count in the quarter, and I guess to summarize the OpEx number that you gave for guidance, would you consider that to be relative to the run rate that you’ve shown it, to be all coming from RMI basically?

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

So for the OpEx, the NetLogic OpEx is spending — is continuing to grow. at typical, reasonable levels, but we are incurring more and more tape outs, as we move out to 40 nanometers. The cash flow from Ops was $11 million, and our CapEx continues to be nominal. We did have a capital lease during the quarter, which will show up in cash flows as a capital item. It was about $3 million, but it was mostly in the form of a cash (inaudible).

Matt Robinson—Wedbush Morgan Securities Inc.—Analyst

Head count?

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

We’re — NetLogic is running a little over 250.

Matt Robinson—Wedbush Morgan Securities Inc.—Analyst

Thanks. Good for me.

Operator

Your next question comes from the line of Kevin Cassidy with Thomas Weisel Partners. Please proceed.

Kevin Cassidy—Thomas Weisel Partners—Analyst

Thanks for taking my question. When you were talking about the 10 GbE ethernet upgrade, is it spending increasing, or are you saying there’s technology breakthroughs that are making this possible?

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

Well, I think it’s both. I think clearly the data centers maybe enterprise equipment and even telco equipment following quickly on its heels. The bandwidth requirements are going through the roof. And basically, the transition to 10 GbE has to take place. It’s just that 1 gigabit PHYs are a huge bottleneck on the system right now. This is very, very new in this transition. I think it’s the fact that inventors like ourselves are able to deliver the products with such efficiency right now, but also on the optics side. 10 GbE optic modules are much lower in price than they were this time last year for example, so that’s going to spur the increase of 10 GbE as well. So I think technological advances in the manufacturing, as well as the requirement for increased bandwidth.

Kevin Cassidy—Thomas Weisel Partners—Analyst

Okay. So even though there are tight budgets, they are seeing a return on investment, so that’s why some of them are spending.

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

I agree. And also it’s competitive necessity, because your competitor is definitely going to do 10 gig, so you better do it as well.

Kevin Cassidy—Thomas Weisel Partners—Analyst

Also you mentioned ZTE and Ericsson just ramping. Do you see them becoming a 10% customer? Or is the other growth going to keep them below there.

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

It’s going to be a foot race. It would have been easy before. Both companies — ZTE in particular is a large RMI customer as well. So that will help. I think there’s great opportunities at Ericsson, which currently uses all Freescale right now. There’s big opportunities to displace single core processing with multi-core. So clearly, there’s a potential. I’d say without the acquisition, Ericsson was almost certainly was going to be one. But with the acquisition, we’ll need RMI to get design wins to displace Freescale and Ericsson.

Kevin Cassidy—Thomas Weisel Partners—Analyst

Okay. Thank you very much.

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

Thanks.

Operator

Your next question comes from the line of Sukhi Nagesh with Deutsche Bank. Please proceed

Sukhi Nagesh—Deutsche Bank—Analyst

Thanks for taking my question. Hey, Mike. quick question here on the IDTI business. You said it was running at a quarterly run rate of around $8 million, yet you’re guiding $4.2 million for about two and a half months worth of sales. By my math, it seems like you should be guiding in the $6.5 million to $6.7 million. Any reason why the delta between what the quarterly run rate is and what you’re guiding.

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

Sure. One of the pieces is purchase accounting, any inventory that’s sitting at the distributors on the close date, is something we wouldn’t be able to recognize. So we only recognize only stuff that we put into the channel post close. So there’s, the run rates are a little lower because of that. Also, it is a partial quarter. And then finally, whenever you have a change of hands like that, there’s typically some of the customers want to get a little extra stock on the shelves just to make sure there’s no interruptions. It’s kind of a combination of all three.

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

Add to that, the way the Cisco as you know is a July ending quarter. And it’s around July 20th that is the last time you can make a shipment into Cisco to still turn revenue for them for that quarter. So July, the first half of July, end of June, first half of July is always the strongest period for Cisco. And so, as IDT is by far their biggest customer, pulled a lot of their Q3 demands in the beginning of July.

Sukhi Nagesh—Deutsche Bank—Analyst

Got it, thank you. And then on the share count, Mike, 27.2 million on a non-GAAP basis.

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

Right.

Sukhi Nagesh—Deutsche Bank—Analyst

If I recall correctly, when you guys announced the deal with RMI, you said it would be 8 to 9 million extra diluted shares, share count. Will that increase for the December quarter?

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

The Q3 is only one-third of what we’re estimating, because for the EPS shares you only count what’s outstanding during the period while they’re outstanding for the month of September. And then for the fourth quarter, it will be effectively another two-thirds of that. amount

Sukhi Nagesh—Deutsche Bank—Analyst

One last question for you, Ron. Your enterprise — if you look at your enterprise business, at this point in time you have — you’ve acquired (inaudible) — you have a pretty sizable market share there at Cisco. How would you look at a year-over-year basis — at your enterprise business. Do you expect it to be flat this year? Down slightly? Up? How would you characterize it from your vantage point?

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

As far as a year-to-year comparison, I don’t want to get into that because again, we — I haven’t done the analysis including the IDT results or whatever. But generally speaking of course the first half of 2008 was very strong enterprise, so year-to-year comparison is hard to do. That being said, we see a lot of positive trends in enterprise. 10 gigabit, of course it drives our PHY business, but it also means more bandwidth drives a higher value knowledge based processor as well. So that’s a positive trend for us. I also I mentioned Brocade on the call, they are using a lot higher content of knowledge based processors, increasing the amount of Layer 4 processing done. I think that’s a trend we’re likely to see. Another thing that is going to happen in enterprise, is the Federal Government came out a few days ago and reaffirmed that I think it’s around mid-2010, all boxes shipped to Federal agencies will be required to be IPv6 capable. That means they are going to have to use our latest and greatest knowledge based processors which are more valuable, and more of them. So there’s a lot of positive trends in enterprise right now.

Sukhi Nagesh—Deutsche Bank—Analyst

Thank you.

Operator

Your next question comes from the line of Dan Morris with Oppenheimer & Company. Go ahead please.

Dan Morris—Oppenheimer & Company—Analyst

Hi, guys. Thanks for squeezing me in. First question, Mike. On the backlog coverage I believe you said it was over 100%. Was that for the NetLogic core, or did that also include the IDT and the RMI contributions?

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

That’s for NetLogic proper so — again we’re fully covered. For IDT it closed on July 17th. At that time, customers effectively had to bring down their backlog with IDT, and then resubmit orders to NetLogic. So that’s kind of underway right no now. But we’re not counting on typical — too much in turns in that business as well.

Dan Morris—Oppenheimer & Company—Analyst

Okay, I assume that you would be able to move IDT business — so much of your business model where you can front load the quarter. With RMI, are the lead times a little bit different? I mean how comfortable are you with the visibility of the RMI business, since it’s towards the end of the quarter?

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

Yes, the RMI business will have a little bit more turns to it. But again, a lot of the end customers are the same customers of ours that RMI will be sole-sourced into . We’ll have a lot of dynamics where I think in short order it will start to look more like the NetLogic business model getting back on

Dan Morris—Oppenheimer & Company—Analyst

Okay, if I could just ask a slightly different angle on the OpEx question. I think on the acquisition call you said that 2010 incremental OpEx would be $53 million. Is that the right number now that you’ve had a chance to look around a little bit?

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

Yes. Incrementally to NetLogic it’s about $53 million.

Dan Morris—Oppenheimer & Company—Analyst

Okay. Great, thank you.

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

Thanks.

Operator

Your next question comes from the line of Gary Mobley with Noble Financial Group. Go ahead, please.

Gary Mobley—Noble Financial Group—Analyst

Hi, guys. It was nice to see the gross margin improve sequentially in the second quarter, but it seems counterintuitive given the increase in Cisco. Is that just a function of the carrier portion of Cisco’s business having higher gross margins than enterprise side?

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

That’s definitely part of it. I think the largest area of growth for us at Cisco is in the wire line and wireless boxes, the routers that sit in the back hall behind that. So, that’s part of it. As well as the non-Cisco business also grew well in the quarter.

Gary Mobley—Noble Financial Group—Analyst

Okay. And with respect to your 40-nanometer products, TSMC. what kind of yields are you getting? And have you come to the same issues that others have had at 40 nanometers?

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

Well, there’s one good thing about communications is the long design cycles. So we have to be very aggressive to deliver samples to customers, early on in the cycles. For example, getting the 40-nanometer product right now, the same way we got them the 55 nanometer product nearly two years ago. But then our customers take about two years to design products around our products, get them all the software written and get them qualified by their end customers, etc. So even though it’s very important for us to sample 40 nanometer right now, we don’t need to be shipping it in high volume for probably another 18 months or so. So I’m comfortable. The graphics guys are building tens of thousands of wafers per month these days. So they’re going to knock all the kinks out of that production line long, before we need high volume of it. So I really don’t have a concern there. As a good example is what we are going through with 55 right now. Two years ago when the graphics guy started shipping that stuff for the first time, they struggled the same way they are struggling now. But our 55-nanometer yields are great, and above our expectations, and very solid.

Gary Mobley—Noble Financial Group—Analyst

Thanks, guys.

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

And that’s what we’re ramping now.

Operator

Your next question comes from the line of Arnab Chanda with Roth Capital. Please proceed.

Arnab Chanda—Roth Capital Partners—Analyst

Thank you very much. First a couple questions, either from Mike or for Ron. First of all, maybe for Ron. There’s been a couple product announcements. If you could update us a little bit about your NETL7 products. How does that compare with LSI and maybe not (inaudible). And if you could talk a little bit about what sort of time do you think that is over a couple of years, and what the strategy is in terms of customers and engagements. Thank you.

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

We have a very broad product line now, we got the two single chips we announced about this time last year, which are targeted at the SMB marketplace. And those, I think those are quite unique in that the single chip doesn’t require any external memory, very, very small power, very small package, so it’s easy to kind of fit that into an environment where Layer 7 was never considered before. That’s a very unique product. We also have — we are currently shipping volume production on 10 and 20 gig solutions as well, that are based on different versions of those chips. And so that’s — that’s kind of targeted to security appliance market. And the latest product we came and announced is this wire speed chip that can go up to 100 gig. That again is extremely unique because it’s targeted at the data plane, not just like a security appliance, but a regular switch or router to handle all the traffic at Layer 7. So it’s a very, very broad spectrum. So we’re able to go after essentially every segment of the market. So in terms of how that compares competitively. Our solutions are custom chips, with full mass tape up and all those kind of things.

What we’re seeing from the competition is some FPGA based designs, which again can’t achieve the same performance, power, and cost profiles that our more mature solutions can demand. And in terms of the TAM, that’s always a tough question. It’s clearly going to be big. It’s really hard to say and it depends. I think It depends somewhat on us, not to be arrogant. But if we can drive the cost performance and footprint of Layer 7 down to be very affordable and usable, it’s going to proliferate to many more switchers and routers. So we are working hard to make sure that TAM is as big as possible, but it is certainly going to be a few hundred million dollars several years down the road.

Arnab Chanda—Roth Capital Partners—Analyst

Okay, great. Ron. Maybe a question for the accounting expert here. Mike, I was trying to look through the 8-K and I’m no accounting expert. But it seemed like the gross margins for the IT business have been sort of all over the place, was almost 60% ‘08. Was maybe kind of just about 50 in ‘07 and almost 40 in ‘09. Could you explain that a little bit? Is there something I’m missing, inventory, etc, and how you expect to migrate that business to where you’d like it to be?

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

Sure, we don’t have exact visibility to what was causing the variations in the historical gross margins. We do know what the product costs are today and the (inaudible) customers. And we feel good that where the margins are going from this point on. In the 8-K financials, also is the full GAAP financials, so there are areas of burden such as mask depreciation and intangible amortization and stock based compensation that could also be explaining the variations.

Arnab Chanda—Roth Capital Partners—Analyst

Okay. And then if you could talk a little bit about, sort of a big equation here with a lot of variables. You’ve got your own business which obviously seems like it is actually going higher in gross margins, especially given the mix for Q3. And you got IDT probably a little bit lower. And RMI has two businesses where maybe the mix is improving. What is the sort of medium term and long term and 2010 and beyond, where the margins could be, if you could talk a little bit about that and sort of how you get there.

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

There definitely are positive trends in the existing NetLogic business and multi-core multi-threaded processors that RMI are offering today. But, there’s a lot of different end markets and opportunities to go after. So we still believe you should look at NetLogic at a 65% long term gross margin business. And that’s the way we’re operating the company to achieve and this year, next year, and the following year.

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

I would second that. And I would say that to me, the 2010 projections out there, all the businesses tend to have a gross margin bias towards the above that number. But we want to keep the flexibility as Mike mentioned. There’s high volume opportunities that we’re not exposed to yet, that aren’t factored into the projections for 2010 that we might want to go after, and still be able to keep our 65% gross margin, rather than if we quoted something higher that would limit our flexibility to go after some of these opportunities.

Arnab Chanda—Roth Capital Partners—Analyst

Maybe if I could again, I don’t want you to — obviously you are not responsible for other people’s businesses, but it seems like RMI is not not in the — that it has two different kinds of businesses, and one is more lower margin versus the high performance part that — maybe the high end of that competes with [Cavion]. Obviously, the growth rates for [Cavion] are substantially lower. although they do count their gross run somewhat differently It almost seems like RMI has really good gross margins and that 65 number is fairly high. Not a bad thing, but just very good compared to what’s going on out there. To get there, I would assume you’d have to improve dramatically your IT margins too. So give us a little more maybe a little more insight as to whether I’m missing something here. Thank you.

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

By the way, RMI accounts the same way [Cavion] does, so that’s apples to apples, and that will improve when they move into our way of accounting for things. So that’s they look that good even with the same way of accounting advertising masks. To me, the big delta is if you look at in particular, the XLR processor with 1.5 gigahertz core, it’s 32 threads, it’s by far the highest performing part for packet processing in a multi-core environment. And this is also exposed to some of the highest growth, and we’ll call it they are so performance sensitive, they’re less price sensitive markets, like wireless infrastructure, like wireline infrastructure, Layer 7 content processing, very high end storage. These customers need the best performance no matter what. And prices is a little bit secondary. I think that RMI’s exposure to those markets is much greater. I think they’re the clear leader in terms of revenue, and clearly profit in the high end of the multi-core segment. I really don’t think it’s — that’s the difference and that’s always the segment that’s willing to pay the most. I think also RMI is a very low power core. The single core processors actually do quite well in terms of gross margin. Because again, they’re not targeting the lowest margin segments. They’re targeting unique applications where very, very low power and high video performance are required. And those applications do command pretty good gross margins as well.

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

You mentioned IDT and I would like to follow up on something Mike mentioned. We see a lot of opportunities for cost improvement in the IDT products. They kind of weren’t paying attention to them that much, over the last 12 months and so I think there’s a lot we can do there. So we are pretty bullish. It will take three to six months for that to start to kick in. . But we definitely have a solid action plan for those

Arnab Chanda—Roth Capital Partners—Analyst

And last question sorry, there’s so many things going on with the newer businesses that may be a little confusing for me. It seems like the IT business actually has been in terms of revenue is also in declining, is that basically I would guess that is the share you guys were seeing. But are you acquiring it at a point where you think that’s sort of stable. You’re getting the positive benefit and not a declining revenue stream? That is my last question.

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

Couple things. First of all, that was mainly taken by Renaissance not us, that Cisco business. But again, we are starting to take business from Renaissance now, with the NetLogic products. Of course, just like everybody else, particularly at Cisco, Q4 and Q1 were horrible quarters. And a lot of inventory reduction and not buying demand and everything. So clearly the IDT business, we’re picking it up at a good time. Again, as we mentioned on the call, I think the best growth opportunities are with the non-Cisco business. A lot of that stuff hasn’t ramped yet. So we’re going to concentrate on making that happen.

Arnab Chanda—Roth Capital Partners—Analyst

Okay, thanks Ron. It seems like you’re definitely embarking on some exciting times.

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

Thank you.

Operator

Your next question comes from the line of David Wu with Global Crown Research.

David Wu—Global Crown—Analyst

Yes, good afternoon. Can you help us with a few things. I just had a conference call yesterday afternoon about RMI. But I just want to ask two things about RMI. Number one, is when you do due diligence before you come together with RMI, how did your top customers react to a potential multisource or multi-core processor arrangement out there? And there was the first question. And then also a follow-up.

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

Okay. I am very pleasantly surprised by the reaction across the board from customers. Both to RMI’s technology, I’ll call it three things. RMI’s technology, the fact that the combined company the strength it brings as well as their need to increase the use of multi-core processors. I personally underestimated just how much of a trend towards multi-core is happening right as we speak right now. So that’s very, very exciting. I think that the customers, and excitedness of the customers towards the RMI technology and their commitment to it, and how much time and money they’ve invested into programming with the quad thread technology to maximize — to eke out the last bit of performance. They’ve invested tens of millions of dollars in writing code specifically to the RMI quad thread technology. So I think we had underestimated how committed the customers really were. Everything from a customer commitment and customer excitement level is above expectations. And equal amount of excitement from people who don’t use RMI yet but are NetLogic customers. The most logical example is our largest customer. Where they feel that now they have the capability to access this high performance, whereas they did not before, because essentially, Cisco was barred from using private companies.

David Wu—Global Crown—Analyst

So I guess the last design win RMI had at Cisco 2001, how soon could you get design wins into the big, monstrous, multi-division account?

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

Well, I don’t want to predict that quite yet. But you can bet it’s going to be priority number one for us.

David Wu—Global Crown—Analyst

Okay, the other point I wonder is in terms of programming multi-core processing hasn’t been the easiest thing to program. Is there any improvement in third party software that allows your — the customers of RMI, let’s say to program efficiently and therefore allow more people to use multi-core? You said there’s a need to go to multi-core. So I assume that programming must be — has been improved.

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

Well, I would say that actually, the third party stuff is getting better. And it will be important in the long run to reach — especially the second tier of accounts. But what Weir found out is the biggest amount of software that’s been written has actually been written by the customers themselves. Lets say Juniper on their Jun OS, Huawei on their OS, ZTE on their OS, and so, really the breakthrough happened at the customer by customer level. and these customers are building up the multi-core expertise in house. I was out at Huawei a few weeks ago, and I visited their demo facility. They have a whole floor of one of their buildings that shows off the latest and greatest equipment. They were touting the fact that their routers were better than the competition because they were using multi-core processors. This was all written in Chinese. I had to get a translation for it. They’re touting that their expertise in -

David Wu—Global Crown—Analyst

You should take me along with you.

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

Pardon me?

David Wu—Global Crown—Analyst

Allow me to come with you next time Ron. I’ll do that right there.

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

But the fact that they’re touting their expertise in multi-core, that means a lot. And it’s all most of that code, probably 80% of it is written around RMI processors.

David Wu—Global Crown—Analyst

Oh I see. Okay. I assume 40-nanometer being a common process thing would allow you to share costs and reduce engineering and cost of goods sold, right?

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

Absolutely. It also allows us to leverage the IT from the different groups into different chip, as an example, the 40-nanometer KBP will utilize the 10 gig PHY technology that is in the marketplace today. And we see similar synergies with RMI of course.

David Wu—Global Crown—Analyst

Great, thank you.

Operator

Your next question comes from the line of Gus Richard with Piper Jaffray. Please proceed.

Gus Richard—Piper Jaffray—Analyst

Yes. Thanks for taking my question. Could your just — there’s la lot of pieces moving. What is going to be the long term operating model of the company and when do you think you’re going to get there?

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

Sure. On the gross margin line, it’s still the same at 65%. And we think we’ll be operating very close to that, once all deals are fully closed and have a full quarter under their belt. On the operating margin, our target is 25%. So that would imply 28% R&D, and 12% SG&A. We’ll have a little bit of a low point here in Q4, not much and then we think each quarter we should see improvement to that as we leverage up to the 25% over time.

Gus Richard—Piper Jaffray—Analyst

Okay, and is that like a two year type of goal?

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

The goal is definitely to achieve it within 2011.

Gus Richard—Piper Jaffray—Analyst

Okay, got it, got it. And then just given — you can’t recognize the revenue of what’s on the shelves. It takes one to two quarters to clear, and is that mostly weighted towards Q4? And just a little tag ends in Q1? How do you see that clearing out for you?

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

We think it will mostly clear up in September — just a nominal impact in Q4.

Gus Richard—Piper Jaffray—Analyst

Nominal being a few million dollars — is that reasonable?

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

Less than a million dollars.

Gus Richard—Piper Jaffray—Analyst

Okay, perfect. Thanks so much.

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

Thanks.

Operator

Your next question comes from the line of Alex Gauna with JMP Securities. Please proceed.

Alex Gauna—JMP Securities—Analyst

Thank you very much. Most of my questions have been asked. If I were to ask about NETLite picking up in the second half of the year, any specific color on that, is China coming back online or new drivers in play?

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

It’s back. China both ZTE and Huawei and are building boxes both for the enterprise as well as for g-pod access. We see other both enterprise and g-pod access coming up in Europe and the US in the second half. So it’s pretty broad based.

Alex Gauna—JMP Securities—Analyst

And the question was asked on your 40-nanometer efforts. Can you remind us how big you die are? Your leading edge die? How many transistors and what that means in complexity?

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

Our big KBE tends to be up to a billion transistors. Our dies are anywhere from 50 to 300 hundred square millimeters, depending on where it is.

Alex Gauna—JMP Securities—Analyst

That does in fact make you a pretty important strategic partner for them.

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

Absolutely. I think that’s one reason they invested into us very early on. Also as you may have noticed, we did a strategic announcement with them a few weeks ago. And that strategic announcement was signed off all the way up to Morris Chang’s level.

Alex Gauna—JMP Securities—Analyst

Okay, and you talked a little bit about the IDT revenues be a enterprise centric. What’s your feeling a little deeper out in 2010 when we start to get some budget refresh cycles out there. How do you feel about the enterprise exposure right now?

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

Well, the IDT will trend to less enterprise as the non-Cisco is mainly in telco But again, I mentioned because of the Federal Government moving to IPv6, and the increased content by 10 gig, I feel pretty good that the enterprise business will grow next year.

Alex Gauna—JMP Securities—Analyst

Okay. And last one you touched on the 10 gig here. Is your technology particularly attached to any of the other controllers or switch technologies out there or broad based in terms of design wins? It’s pretty broad based.

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

And the biggest number of designs is always connecting directly to a customer (inaudible) and also FPGAs, we are also very tight with both FPGA guys.

Alex Gauna—JMP Securities—Analyst

Okay. Thanks very much. Congratulations, nice quarter.

Operator

Your next question comes from the line of Cody Acree of Stifel Nicolaus. Please proceed.

Cody Acree—Stifel Nicolaus—Analyst

Hey, guys, thanks for getting me in here. I got on a little late. Could your refresh my memory excuse me the Cisco numbers.

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

They were 34% of revenue or $11.1 million.

Cody Acree—Stifel Nicolaus—Analyst

34%, 11 million. And then with the acquisitions and the competitive environment, where do you think you stand lastly here with IDTI? We have very few players left out there. What would you expect to be left I guess to really competitive threat?

Mike Tate—NetLogic Microsystems, Inc.—CFO, VP, Principal Accounting Officer

Well, I think in the case of multi-core processing, it’s a brand new market and as the TAM in that market — it gets huge, I would expect there to be others looking at it. And again, our existing competitors to continue to offer more and more products. That will be a competitive area. But I feel strongly that RMI has the best technology. And they’ve had their quad thread technology in the market for a couple of years. I mean that the software is just now being completed. We have a big advantage. But it certainly will continue to be competitive. In the knowledge based processor market, Renaissance is still there, particularly at Cisco. We’re I guess, encouraged by the distraction they’re seeing with their merger with NEC. We expect them to be a strong competitor.

Cody Acree—Stifel Nicolaus—Analyst

And bias towards acquisitions now that you have IDTI and RMI?

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

We’re going to digest the current two for a while here. So I’d say we’re not particularly active in that area right now.

Cody Acree—Stifel Nicolaus—Analyst

Thanks, guys, congrats.

Operator

There are no further questions. I will now turn the call over to Mr. Ron Jankov for closing remarks.

Ron Jankov—NetLogic Microsystems, Inc.—President, CEO

Thank you and thanks to everyone for joining us today. During the third quarter, we will be presenting at several conferences around the country. We thank you for your continued interest in NetLogic Microsystems and look forward to speaking with you in the near future. Thank you.

Operator

Thank you for your participation in today’s conference. This concludes the presentation, you may now disconnect. Good day.

[End of transcript.]

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Additional Information and Where You Can Find It

Additional information relating to NetLogic’s proposal to issue shares of common stock in connection with its proposed acquisition of RMI is included in the preliminary proxy statement and will be included in NetLogic’s definitive proxy statement when it becomes available. INVESTORS AND SECURITY HOLDERS OF NETLOGIC ARE STRONGLY URGED TO READ THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NETLOGIC, RMI AND THE PROPOSED TRANSACTION. The preliminary proxy statement, the definitive proxy statement (when it becomes available) and any other documents filed by NetLogic with the SEC may be obtained free of charge at the SEC’s web site at http://www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by NetLogic on the “Investor Information” pages of our website at http://www.netlogicmicro.com, or by contacting Roland Cortes at (650) 961-6676. Investors and security holders should read the proxy statement and the other relevant materials when they become available before making any voting or other decision with respect to the proposed transaction.

Participants in the Solicitation

NetLogic and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from NetLogic’s stockholders in connection with the proposed transaction. Information regarding our directors’ and officers’ beneficial ownership of NetLogic common stock is included in the preliminary proxy statement and will be included in the definitive proxy statement when it becomes available. Additional information concerning our directors and executive officers can be found in our most recent Annual Report on Form 10-K filed with the SEC on March 4, 2009. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and at NetLogic Microsystems’ website at http://www.netlogicmicro.com, or by contacting Roland Cortes at (650) 961-6676.